Exhibit (d)(1)(x)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2012

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated April 28, 2006, as amended, between Directed Services LLC and Columbia Management Advisers, LLC, (the “Sub-Advisory Agreement”) the sub-advisory fee for ING Columbia Small Cap Value II Portfolio (the “Portfolio”), formerly known as ING Columbia Small Cap Value Portfolio, was reduced on August 29, 2008 and was further reduced on May 1, 2009.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2012 through May 1, 2013.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the August 29, 2008 and   May 1, 2009 expense reductions)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President